Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2020 FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS,

INCLUDING $165.1 MILLION NON-RECURRING TAX BENEFIT

-- Record Fourth Quarter Net Sales Rise 17.6 Percent to $1.20 Billion --

-- Fourth Quarter Net Income Increases 85.0 percent to $471.7 Million (Including a Non-Recurring Tax Benefit of $165.1 Million) --

-- Fourth Quarter Net Income per Diluted Share Increases 87.5 percent to $0.88 per share --

Corona, CA – February 25, 2021 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2020.

COVID-19 Pandemic

The Company’s top priority continues to be the health, safety and well-being of its employees. Early in March 2020, the Company implemented global travel restrictions and work-from-home policies for employees who are able to work remotely. For those employees who are unable to work remotely, safety precautions have been instituted, which were developed and adopted in line with guidance from public health authorities and professional consultants. Throughout this period, the Company has engaged with its employees through on-going communications, on-line training and personal development opportunities to promote their well-being and motivation. The Company’s flavor manufacturing facilities, its co-packers, warehouses and shipment facilities, are all operating. Certain of the Company’s bottlers/distributors have implemented modifications to their call points and service levels, but the Company’s products remain generally available to consumers. In limited countries the operations of its bottlers/distributors have been more affected.

Despite the ongoing impact of the COVID-19 pandemic, the Company achieved record fourth quarter net sales. While the Company’s performance in Europe, Middle East and Africa (“EMEA”) was solid in the fourth quarter, EMEA remained adversely affected by the COVID-19 pandemic. Since mid-March 2020, the

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Company has seen a shift in consumer channel preferences and package configurations, including an increase in at-home consumption and a decrease in food service on-premise consumption. The Company’s sales in the 2020 second quarter were initially adversely affected as a result of a decrease in foot traffic in the convenience and gas channel (which is the Company’s largest channel) but improved sequentially from the latter half of the 2020 second quarter and throughout the 2020 third and fourth quarters. The Company’s e-commerce, club store, mass merchandiser and grocery and related business continued to increase in the fourth quarter, while its food service on-premise business, which is a small channel for the Company, remained challenged.

Currently, the Company does not foresee a material impact on the ability of its co-packers to manufacture and its bottlers/distributors to distribute its products as a result of the COVID-19 pandemic. In addition, the Company is not experiencing significant raw material or finished product shortages, and its supply chain remains intact. The Company is continually addressing the increase in its aluminum can requirements given the Company’s volume growth and the current supply constraints in the aluminum can industry.

As of December 31, 2020, the Company had $1.18 billion in cash and cash equivalents, $881.4 million in short-term investments and $44.3 million in long-term investments. Based on currently available information, the Company does not expect the COVID-19 pandemic to have a material impact on its liquidity.

Fourth Quarter Results

Net sales for the 2020 fourth quarter increased 17.6 percent to $1.20 billion, from $1.02 billion in the same period last year. Net sales for the 2020 fourth quarter were negatively impacted by $15.2 million related to product returns from our customers as a result of a European formulation issue with a limited number of products in Europe and a labeling issue concerning one product in Japan (the “Product Returns”). Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2020 fourth quarter of $7.1 million.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body Fuel® high performance energy drinks, increased 17.7 percent to $1.12 billion for the 2020 fourth quarter, from $953.2 million for the 2019 fourth quarter. Net sales for the Monster Energy® Drinks segment for the 2020 fourth quarter were negatively impacted by approximately $15.2 million related to the Product Returns. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $5.8 million for the 2020 fourth quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 14.8 percent to $67.9 million for the 2020 fourth quarter, from $59.2 million in the 2019 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $1.3 million for the 2020 fourth quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly-owned subsidiary of the Company, sold to independent third party customers (the “AFF Third-Party Products”), increased to $6.7 million for the 2020 fourth quarter, from $4.9 million in the 2019 fourth quarter.

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Net sales to customers outside the United States increased 20.4 percent to $384.8 million in the 2020 fourth quarter, from $319.5 million in the 2019 fourth quarter. Such sales were approximately 32 percent of total net sales in the 2020 fourth quarter, compared with 31 percent in the 2019 fourth quarter. Net sales to customers outside the United States for the 2020 fourth quarter were negatively impacted by $15.2 million primarily related to the Product Returns.

Gross profit as a percentage of net sales, for the 2020 fourth quarter was 57.7 percent, compared with 60.0 percent in the 2019 fourth quarter. The decrease in gross profit as a percentage of net sales for the 2020 fourth quarter was primarily the result of the impact of the Product Returns, associated inventory provisions and other related costs. Gross profit as a percentage of net sales (excluding the impact of the Product Returns, associated inventory provisions and other related costs), was 59.3 percent for the 2020 fourth quarter. To a lesser extent, the decrease in gross profit as a percentage of net sales was the result of increased input costs and unfavorable geographical mix during the 2020 fourth quarter, which was partially offset by favorable product mix.

Operating expenses for the 2020 fourth quarter were $288.4 million, compared with $293.7 million in the 2019 fourth quarter. As a percentage of net sales, operating expenses for the 2020 fourth quarter were 24.1 percent, compared with 28.9 percent in the 2019 fourth quarter. The decrease in operating expenses as a percentage of net sales was primarily due to (i) decreased expenditures of $13.5 million for legal settlements and (ii) decreased expenditures for sponsorships and endorsements as well as travel and entertainment, as a consequence of the COVID-19 pandemic. The costs for certain postponed or rescheduled events have been, or may be, deferred to future periods. Due to the uncertainty surrounding the COVID-19 pandemic, the Company is unable to estimate in which future periods, if any, such deferred sponsorship and endorsement costs will be recognized.

Distribution costs as a percentage of net sales were 3.9 percent for the 2020 fourth quarter, compared with 3.5 percent in the 2019 fourth quarter.

Selling expenses as a percentage of net sales for the 2020 fourth quarter were 9.8 percent, compared with 12.3 percent in the 2019 fourth quarter, primarily as a result of the reduction in sponsorship and endorsement costs referred to above.

General and administrative expenses for the 2020 fourth quarter were $123.8 million, or 10.4 percent of net sales, compared with $133.0 million, or 13.1 percent of net sales, for the 2019 fourth quarter. Stock-based compensation was $17.2 million for the fourth quarter of 2020, compared with $16.4 million in the 2019 fourth quarter.

Operating income for the 2020 fourth quarter increased to $402.3 million, from $317.0 million in the 2019 fourth quarter. Operating income for the 2020 fourth quarter (excluding the impact of the Product Returns, associated inventory provisions and other related costs) increased to $429.6 million.

The effective tax rate for the 2020 fourth quarter was -17.7 percent, compared with 20.6 percent in the 2019 fourth quarter. The decrease in the effective tax rate was primarily attributable to a non-recurring tax benefit of approximately $165.1 million, due to an intra-entity transfer of intangible assets between certain of the Company’s foreign subsidiaries, which resulted in a step-up of the tax-deductible basis in the transferred assets in a foreign jurisdiction, and created a temporary difference between the tax basis and the book basis for

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such intangible assets (the “Non-Recurring Tax Benefit”). The effective tax rate for the 2020 fourth quarter (excluding the Non-Recurring Tax Benefit) was 23.5 percent.

Net income for the 2020 fourth quarter increased 85.0 percent to $471.7 million, from $255.0 million in the 2019 fourth quarter. Net income per diluted share for the 2020 fourth quarter increased 87.5 percent to $0.88, from $0.47 in the fourth quarter of 2019. Net income for the 2020 fourth quarter (excluding the Non-Recurring Tax Benefit, the impact of the Product Returns, associated inventory provisions and other related costs) increased 28.9 percent to $328.6 million, from $255.0 million in the 2019 fourth quarter. Net income per diluted share for the 2020 fourth quarter (excluding the Non-Recurring Tax Benefit, the impact of the Product Returns, associated inventory provisions and other related costs) increased 30.6 percent to $0.62 from $0.47 in the fourth quarter of 2019.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “The Company posted record fourth quarter net sales and profits, despite the continuing impact of the COVID-19 pandemic in most of our markets. With ongoing lockdowns and restrictions, EMEA remains adversely affected, but continued to deliver solid results.

“The procurement of aluminum cans in excess of our contracted volumes, remains challenging. However, our supply chain remains intact and we are continuing to service our customers.

“According to Nielsen, the energy drink category, as well as our Monster Energy® brand, continues to grow in most of our markets, including the United States,” Sacks added.

 Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “We continued to launch a number of energy drinks under certain of our brand families including Monster Energy® brand energy drinks, Reign Total Body Fuel® high performance energy drinks, and Predator® energy drinks (one of our affordable energy brands), in our domestic and international markets in the 2020 fourth quarter as well in the first two months of 2021.

“In particular, we are pleased with the early results of our Monster Energy Ultra® Watermelon, Juice Monster® Khaotic® and Juice Monster® PapillonTM energy drinks that were launched in early October 2020 in the United States,” Schlosberg said.

2020 Full Year Results

Net sales for the twelve-months ended December 31, 2020 increased 9.5 percent to $4.60 billion, from $4.20 billion in the comparable period last year. Net sales for the twelve-months were negatively impacted by $15.2 million related to the Product Returns. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the twelve-months ended December 31, 2020 of $48.2 million.

Gross profit as a percentage of net sales, for the twelve-months ended December 31, 2020, was 59.2 percent, compared with 60.0 percent in the comparable period last year. Gross profit as a percentage of net sales (excluding the impact of the Product Returns, associated inventory provisions and other related costs) was 59.6 percent for the twelve-months ended December 31, 2020 as compared with 60.0 percent in the comparable period last year.

Operating expenses for the twelve-months ended December 31, 2020 were $1.09 billion, compared with $1.12 billion in the comparable period last year. The decrease in operating expenses was primarily due to decreased expenditures for sponsorship and endorsements and decreased expenditures for travel and

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entertainment, each largely as a consequence of the COVID-19 pandemic, as well as decreased expenditures related to the costs associated with distributor terminations. The costs for certain postponed or rescheduled events have been, or may be, deferred to future periods. Due to the uncertainty surrounding the COVID-19 pandemic, we are unable to estimate in what future periods, if any, such deferred sponsorship and endorsement costs will be recognized. Operating expenses for comparable twelve-months ended December 31, 2019 included a $15.5 million provision for legal settlements.

Operating income for the twelve-months ended December 31, 2020 increased to $1.63 billion, from $1.40 billion in the comparable period last year. Operating income for the twelve-months ended December 31, 2020 (excluding the impact of the Product Returns, associated inventory provisions and other related costs) increased to $1.66 billion, from $1.40 billion in the comparable period last year.

The effective tax rate for the twelve-months ended December 31, 2020 was 13.3 percent, compared with 21.8 percent in the comparable period last year. The decrease in the effective tax rate was primarily attributable to the Non-Recurring Tax Benefit. The effective tax rate for the twelve-months ended December 31, 2020 (excluding the Non-Recurring Tax Benefit) was 23.5 percent.

Net income for the twelve-months ended December 31, 2020 increased 27.2 percent to $1.41 billion, from $1.11 billion in the comparable period last year.  Net income per diluted share for the twelve-months ended December 31, 2020 increased 30.0 percent to $2.64, from $2.03 in the comparable period last year. Net income for the twelve-months ended December 31, 2020 (excluding the Non-Recurring Tax Benefit, the impact of the Product Returns, associated inventory provisions and other related costs) increased 14.3 percent to $1.27 billion, from $1.11 billion in the comparable period last year. Net income per diluted share for the twelve-months ended December 31, 2020 (excluding the Non-Recurring Tax Benefit, the impact of the Product Returns, associated inventory provisions and other related costs) increased 16.8 percent to $2.37, from $2.03 in the comparable period last year.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2020 fourth quarter. As of February 25, 2021, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, February 25, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks,

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Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic as well as measures being taken or that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; the impact on consumer demand of the resurgence of the COVID-19 pandemic in the Northern Hemisphere, resulting in a number of countries, particularly EMEA, reinstituting lockdowns and other restrictions as well as the impact of possible resurgences in other countries; fluctuations in growth rates and/or decline in sales of the domestic and international energy drink categories generally, including in the convenience and gas channel (which is our largest channel), and the impact on demand for products resulting from deteriorating economic conditions and/or financial uncertainties due to the COVID-19 pandemic; our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact of TCCC bottlers/distributors distributing Coca-Cola brand energy drinks; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel® high performance energy drinks; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products, and the impact of the COVID-19 pandemic on our innovation plans; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; our ability to successfully adapt to the changing landscape of advertising,

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marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy drinks and/or the energy drink market generally; changes in U.S. tax laws as a result of any legislation proposed by the new U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2019, and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2020 AND 2019

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net sales¹	$1,196,283	$1,017,206	$4,598,638	$4,200,819

Cost of sales	505,599	406,438	1,874,758	1,682,234

Gross profit¹	690,684	610,768	2,723,880	2,518,585
Gross profit as a percentage of net sales	57.7%	60.0%	59.2%	60.0%

Operating expenses²	288,383	293,722	1,090,727	1,115,646
Operating expenses as a percentage of net sales	24.1%	28.9%	23.7%	26.6%

Operating income¹,²	402,301	317,046	1,633,153	1,402,939
Operating income as a percentage of net sales	33.6%	31.2%	35.5%	33.4%

Interest and other (expense) income, net	(1,505)	4,188	(6,996)	13,023

Income before provision for income taxes¹,²	400,796	321,234	1,626,157	1,415,962

(Benefit) provision for income taxes	(70,940)	66,280	216,563	308,127
Income taxes as a percentage of income before taxes	(17.7)%	20.6%	13.3%	21.8%

Net income¹,²	$471,736	$254,954	$1,409,594	$1,107,835
Net income as a percentage of net sales	39.4%	25.1%	30.7%	26.4%

Net income per common share:
Basic	$0.89	$0.47	$2.66	$2.04
Diluted	$0.88	$0.47	$2.64	$2.03

Weighted average number of shares of common stock and common stock equivalents:
Basic	527,986	537,403	529,639	542,191
Diluted	534,199	541,245	534,807	546,608

Case sales (in thousands) (in 192-ounce case equivalents)	132,340	106,037	504,821	448,770
Average net sales per case³	$8.99	$9.55	$9.06	$9.31

¹ Includes $10.5 million and $10.7 million for the three-months ended December 31, 2020 and 2019, respectively, related to the recognition of deferred revenue. Includes $42.1 million and $46.3 million for the twelve-months ended December 31, 2020 and 2019, respectively, related to the recognition of deferred revenue.

² No distributor termination costs were incurred in the three-months ended December 31, 2020. Includes $0.3 million for the three-months ended December 31, 2019, related to distributor termination costs. Includes $0.2 million and $11.3 million for the twelve-months ended December 31, 2020 and 2019, respectively, related to distributor termination costs.

³ Excludes Other segment net sales of $6.7 million and $4.9 million for the three-months ended December 31, 2020 and 2019, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $27.0 million and $21.9 million for the twelve-months ended December 31, 2020 and 2019, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND DECEMBER 31, 2019

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,180,413	$797,957
Short-term investments	881,354	533,063
Accounts receivable, net	666,012	540,330
Inventories	333,085	360,731
Prepaid expenses and other current assets	55,358	54,868
Prepaid income taxes	24,733	29,360
Total current assets	3,140,955	2,316,309

INVESTMENTS	44,291	12,905
PROPERTY AND EQUIPMENT, net	314,656	298,640
DEFERRED INCOME TAXES, net	241,650	84,777
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,059,046	1,052,105
OTHER ASSETS	70,475	53,973
Total Assets	$6,202,716	$5,150,352

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$296,800	$274,045
Accrued liabilities	142,653	114,075
Accrued promotional allowances	186,658	166,761
Deferred revenue	45,429	44,237
Accrued compensation	55,015	47,262
Income taxes payable	23,433	14,717
Total current liabilities	749,988	661,097

DEFERRED REVENUE	264,436	287,469

OTHER LIABILITIES	27,432	30,505

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 638,662 shares issued and 528,097 shares outstanding as of December 31, 2020; 636,460 shares issued and 536,698 shares outstanding as of December 31, 2019	3,193	3,182
Additional paid-in capital	4,537,982	4,397,511
Retained earnings	6,432,074	5,022,480
Accumulated other comprehensive income (loss)	3,034	(32,387)
Common stock in treasury, at cost; 110,565 and 99,762 shares as of December 31, 2020 and December 31, 2019, respectively	(5,815,423)	(5,219,505)
Total stockholders' equity	5,160,860	4,171,281
Total Liabilities and Stockholders’ Equity	$6,202,716	$5,150,352